Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE THIRD QUARTER FISCAL 2017

~ Diluted Earnings per Share Increased 40.3% to $1.01 vs. $0.72 ~
~ Enterprise Operating Margin Improved 120 Basis Points to 8.0% ~
~ Consolidated Sales Increased 6.3% to $5.32 Billion ~
~ Enterprise Same-Store Sales Increased 3.2% ~
~ Same-Store Sales by Segment: Dollar Tree +5.0%, Family Dollar +1.5% ~

CHESAPEAKE, Va. - November 21, 2017 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported results for its third fiscal quarter ended October 28, 2017.

“Our team delivered terrific results in the third quarter,” stated Gary Philbin, President and Chief Executive Officer. “Same-store sales accelerated in both the Dollar Tree and Family Dollar banners; we delivered a 120 basis point improvement in enterprise operating margin; and earnings per share grew more than 40% from the prior year. Our third quarter results demonstrate our continuing progress in delivering value and convenience, serving more customers in more markets across North America, through our diversified business model."

Third Quarter Results

Consolidated net sales increased 6.3% to $5.32 billion from $5.00 billion in the prior year’s third quarter. Enterprise same-store sales increased 3.2% on a constant currency basis. Adjusted to include the impact of Canadian currency fluctuations, the enterprise same-store sales increase was 3.3%. The same-store sales growth was driven by increases in average ticket and comparable transaction count. Same-store sales for the Dollar Tree banner increased 5.0% on a constant currency basis (or 5.2% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner increased 1.5%.

Gross profit increased 9.6% to $1.67 billion compared to $1.52 billion in the prior year’s third quarter. As a percentage of sales, gross margin increased to 31.3% compared to 30.4% in the prior year. The 90 basis point improvement was the result of lower merchandise costs, markdowns and occupancy costs as a percentage of sales.

Selling, general and administrative expenses were 23.3% of sales compared to 23.6% of sales in the prior year's third quarter. The 30 basis point improvement, as a percentage of sales, was driven primarily by lower depreciation costs, lower healthcare costs and lower store operating costs resulting primarily from lower utility costs as a percentage of sales, partially offset by higher hourly payroll costs and incentive compensation as well as higher operating and corporate expenses resulting from higher advertising and store supplies costs and increased legal fees.

Operating income increased 24.2% to $425.2 million compared with $342.4 million in the same period last year and operating income margin increased to 8.0% of sales in the current quarter from 6.8% in last year’s quarter.

The Company's effective tax rate for the quarter was 32.4% compared to 25.5% in the prior year period. The prior year’s third quarter included a one-time tax benefit of $21.4 million, or $0.09 per share, related to a 1% decrease in North Carolina’s state tax rate which decreased the deferred tax liability related to the trade name intangible asset.

Net income compared to the prior year's third quarter increased $68.3 million to $239.9 million and diluted earnings per share increased 40.3% to $1.01 compared to $0.72 in the prior year’s quarter.
During the quarter, the Company opened 169 stores, expanded or relocated 23 stores, and closed six stores. Retail selling square footage at quarter end was approximately 115.8 million square feet.

First Nine Months Results

Consolidated net sales increased 5.3% to $15.88 billion from $15.08 billion in the same period last year. Enterprise same-store sales increased 1.8% on a constant currency basis and were also 1.8% when adjusted to include the impact of Canadian currency fluctuations. The same-store sales growth was driven by increases in comparable transaction count and average ticket. Same-store sales for the Dollar Tree banner increased 3.5%. Same-store sales for the Family Dollar banner increased 0.3%.

Gross profit increased 7.3% to $4.92 billion from $4.59 billion in the first nine months of 2016. As a percentage of sales, gross margin increased 60 basis points to 31.0% from 30.4% in the prior year period.

As a percentage of sales, selling, general and administrative expenses increased to 23.2% from 23.0% in the same period last year. The increase is the result of the $53.5 million Dollar Express and Sycamore Partners receivable impairment. The impairment charges are recorded as “Receivable impairment” in the accompanying condensed consolidated income statements. Excluding the receivable impairment, selling, general and administrative expenses improved to 22.9% of sales.

Net income increased 17.4% to $674.2 million from $574.4 million in the first nine months of 2016, and diluted earnings per share increased 16.9% to $2.84, compared to $2.43 in the prior year’s period. Excluding the $53.5 million receivable impairment, adjusted diluted earnings per share increased 22.6% to $2.98.

Company Outlook

The Company estimates consolidated net sales for the fourth quarter of 2017 to range from $6.32 billion to $6.43 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $1.80 to $1.89.

Consolidated net sales for full-year fiscal 2017 are now expected to range from $22.20 billion to $22.31 billion compared to the Company’s previously expected range of $22.07 billion to $22.28 billion. This estimate is based on a low single-digit increase in same-store sales and 3.7% square footage growth. The Company now anticipates net income per diluted share for full-year fiscal 2017 will range between $4.64 and $4.73, compared to its previous guidance of $4.44 to $4.60. This estimate includes $53.5 million, or $0.14 per diluted share, of receivable impairment charges incurred in 2017. Fiscal 2017 includes a 53rd week. The extra week, in the fourth quarter, is expected to add $400 million to $430 million to sales and $0.19 to $0.22 to diluted earnings per share, both of which are included in the guidance.

Philbin added, "Our stores and teams are well-prepared and energized as we enter the fourth and final quarter of 2017. We are confident in our ability to continue driving positive same-store sales, through meeting our customers’ needs and wants; improving enterprise operating margin; and delivering year-over-year earnings per share growth. We believe we are well-positioned in the most attractive sector in retail and will remain intensely focused on delivering great value and convenience to our growing customer base. Both banners are ready for the holiday season, and we have an experienced leadership team, momentum in our business and a continued focus on this transformational opportunity.”

Conference Call Information

On Tuesday, November 21, 2017, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 888-208-1814. A recorded version of the call will be available until midnight Tuesday, November 28, 2017 and may be accessed by dialing 888-203-1112. The access code is 4704612. A webcast of the call is accessible through Dollar Tree's website and will remain online through Monday, November 27, 2017.

Dollar Tree, a Fortune 200 Company, operated 14,744 stores across 48 states and five Canadian provinces as of October 28, 2017. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding fourth quarter 2017 and full-year 2017 net sales, same-store sales, diluted earnings per share, square footage growth, customer base, the impact of the extra week in the current fiscal year, the benefits, results, and effects of the merger with Family Dollar, including integration plans and synergies, the collection of the receivable from Dollar Express and Sycamore Partners and the related litigation, and future financial and operating results and shareholder value, the combined company’s plans, objectives, expectations (financial and otherwise) and intentions for the 2017 holiday season and beyond. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 28, 2017, the quarterly report on Form 10-Q filed November 21, 2017, and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Net sales	$5,316.6	$5,001.6	$15,884.9	$15,083.7

Cost of sales	3,650.6	3,481.1	10,964.0	10,496.3

Gross profit	1,666.0	1,520.5	4,920.9	4,587.4
	31.3%	30.4%	31.0%	30.4%

Selling, general & administrative expenses, excluding Receivable impairment	1,240.8	1,178.1	3,633.9	3,469.1
	23.3%	23.6%	22.9%	23.0%

Receivable impairment	—	—	53.5	—
	—%	—%	0.3%	—%

Selling, general & administrative expenses	1,240.8	1,178.1	3,687.4	3,469.1
	23.3%	23.6%	23.2%	23.0%

Operating income	425.2	342.4	1,233.5	1,118.3
	8.0%	6.8%	7.8%	7.4%

Interest expense, net	69.7	112.1	220.2	286.7
Other (income) expense, net	0.4	0.1	0.8	(0.1)

Income before income taxes	355.1	230.2	1,012.5	831.7
	6.7%	4.6%	6.4%	5.5%

Income tax expense	115.2	58.6	338.3	257.3
Income tax rate	32.4%	25.5%	33.4%	30.9%

Net income (1)	$239.9	$171.6	$674.2	$574.4
	4.5%	3.4%	4.2%	3.8%

Net earnings per share:
Basic	$1.01	$0.73	$2.85	$2.44
Weighted average number of shares	236.9	235.8	236.7	235.6

Diluted (1)	$1.01	$0.72	$2.84	$2.43
Weighted average number of shares	237.8	236.9	237.5	236.7

(1) Excluding the $53.5 million receivable impairment in the 39 weeks ended October 28, 2017, Net income and Diluted earnings per share for the 39 weeks ended October 28, 2017 were $707.4 million and $2.98, respectively.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
Net sales:
Dollar Tree	$2,685.0		$2,466.9		$7,843.6		$7,238.9
Family Dollar	2,631.6		2,534.7		8,041.3		7,844.8
Total net sales	$5,316.6		$5,001.6		$15,884.9		$15,083.7

Gross profit:
Dollar Tree	$942.6	35.1%	$857.3	34.8%	$2,735.0	34.9%	$2,496.2	34.5%
Family Dollar	723.4	27.5%	663.2	26.2%	2,185.9	27.2%	2,091.2	26.7%
Total gross profit	$1,666.0	31.3%	$1,520.5	30.4%	$4,920.9	31.0%	$4,587.4	30.4%

Operating income:
Dollar Tree	$317.3	11.8%	$286.0	11.6%	$921.9	11.8%	$829.2	11.5%
Family Dollar	107.9	4.1%	56.4	2.2%	311.6	3.9%	289.1	3.7%
Total operating income	$425.2	8.0%	$342.4	6.8%	$1,233.5	7.8%	$1,118.3	7.4%

	13 Weeks Ended						39 Weeks Ended
	October 28, 2017			October 29, 2016			October 28, 2017			October 29, 2016
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,506	8,075	14,581	6,184	7,945	14,129	6,360	7,974	14,334	5,954	7,897	13,851
New	99	70	169	101	52	153	264	202	466	312	168	480
Rebanner (a)	—	—	—	42	(30)	12	—	—	—	83	(84)	(1)
Closings	(1)	(5)	(6)	(7)	(3)	(10)	(20)	(36)	(56)	(29)	(17)	(46)
Ending	6,604	8,140	14,744	6,320	7,964	14,284	6,604	8,140	14,744	6,320	7,964	14,284
Selling Square Footage (in millions)	56.9	58.9	115.8	54.4	57.6	112.0	56.9	58.9	115.8	54.4	57.6	112.0
Growth Rate (Square Footage)	4.6%	2.3%	3.4%	8.2%	-2.9%	2.2%	4.6%	2.3%	3.4%	8.2%	-2.9%	2.2%

(a) Stores are included as rebanners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 28,	January 28,	October 29,
	2017	2017	2016

Cash and cash equivalents	$400.1	$866.4	$733.8
Short-term investments	—	4.0	4.0
Merchandise inventories, net	3,397.8	2,865.8	3,273.9
Other current assets	174.7	201.8	330.7
Total current assets	3,972.6	3,938.0	4,342.4

Property, plant and equipment, net	3,178.9	3,115.8	3,176.3
Assets available for sale	8.6	9.0	11.6
Goodwill	5,024.3	5,023.5	5,022.9
Favorable lease rights, net	398.0	468.6	493.8
Tradename intangible asset	3,100.0	3,100.0	3,100.0
Other intangible assets, net	4.9	5.1	5.2
Other assets	42.9	41.6	42.8

Total assets	$15,730.2	$15,701.6	$16,195.0

Current portion of long-term debt	$165.9	$152.1	$145.8
Accounts payable	1,181.3	1,119.6	1,266.4
Other current liabilities	692.7	744.2	722.0
Income taxes payable	—	90.0	—
Total current liabilities	2,039.9	2,105.9	2,134.2

Long-term debt, net, excluding current portion	5,557.0	6,169.7	6,938.0
Unfavorable lease rights, net	105.7	124.0	130.2
Deferred tax liabilities, net	1,472.4	1,458.9	1,495.5
Income taxes payable, long-term	45.1	71.2	72.3
Other liabilities	393.6	382.4	377.1

Total liabilities	9,613.7	10,312.1	11,147.3

Shareholders' equity	6,116.5	5,389.5	5,047.7

Total liabilities and shareholders' equity	$15,730.2	$15,701.6	$16,195.0

The January 28, 2017 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	39 Weeks Ended
	October 28,	October 29,
	2017	2016

Cash flows from operating activities:
Net income	$674.2	$574.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	454.6	481.8
Provision for deferred taxes	15.8	(91.1)
Amortization of debt discount and debt-issuance costs	12.0	39.5
Receivable impairment	53.5	—
Other non-cash adjustments to net income	61.6	58.6
Changes in operating assets and liabilities	(679.1)	(407.9)
Total adjustments	(81.6)	80.9
Net cash provided by operating activities	592.6	655.3

Cash flows from investing activities:
Capital expenditures	(449.4)	(451.5)
Purchase of restricted investments	—	(36.1)
Proceeds from sale of restricted and unrestricted investments	4.0	118.1
Proceeds from (payments for) fixed asset disposition	(0.1)	1.2
Net cash used in investing activities	(445.5)	(368.3)

Cash flows from financing activities:
Principal payments for long-term debt	(610.8)	(3,258.5)
Proceeds from long-term debt, net of discount	—	2,962.5
Debt-issuance costs	—	(6.1)
Repayments of revolving credit facility	—	(140.0)
Proceeds from revolving credit facility	—	140.0
Proceeds from stock issued pursuant to stock-based compensation plans	24.4	33.3
Cash paid for taxes on exercises/vesting of stock-based compensation	(27.2)	(21.2)
Net cash used in financing activities	(613.6)	(290.0)
Effect of exchange rate changes on cash and cash equivalents	0.2	0.7
Net decrease in cash and cash equivalents	(466.3)	(2.3)
Cash and cash equivalents at beginning of period	866.4	736.1
Cash and cash equivalents at end of period	$400.1	$733.8

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expense outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

In the first quarter of 2017, the Company evaluated the collectability of its divestiture-related receivable from Dollar Express, which acquired the stores that the FTC required the Company to divest. Based on a number of factors, the Company determined the outstanding balance of $50.9 million was not recoverable and recorded an impairment charge to write down the receivable to zero.

During the second quarter of 2017, Dollar Express completed the liquidation of its stores and continued to be in default of its obligations to the Company, including its obligation to pay the receivable. An additional $2.6 million was recorded as a receivable and impaired in the second quarter of 2017. The $53.5 million total impairment charges for the 39 weeks ended October 28, 2017, are recorded as “Receivable impairment” in the accompanying condensed consolidated income statements.

Reconciliation of Adjusted Net Income:	39 Weeks Ended
October 28, 2017
Net income (GAAP)	$674.2
SG&A adjustment:
Receivable impairment	53.5
Provision for income taxes on adjustment	(20.3)
Adjusted Net income (Non-GAAP)	$707.4

Reconciliation of Adjusted EPS:	39 Weeks Ended
October 28, 2017
Diluted earnings per share (GAAP)	$2.84
Adjustment, net of tax	0.14
Adjusted EPS (Non-GAAP)	$2.98

Reconciliation of Adjusted Operating Income:	39 Weeks Ended
October 28, 2017
Operating income (GAAP)	$1,233.5
SG&A adjustment:
Receivable impairment	53.5
Adjusted Operating income (Non-GAAP)	$1,287.0

Reconciliation of Adjusted Operating Income - Family Dollar segment:	39 Weeks Ended
October 28, 2017
Operating income (GAAP)	$311.6
SG&A adjustment:
Receivable impairment	53.5
Adjusted Operating income (Non-GAAP)	$365.1